Exhibit 7.3

SUPPORT AGREEMENT

This SUPPORT AGREEMENT (this “Agreement”), dated as of July 27, 2020, is made by and between Mr. Charles Zhang (“Mr. Zhang”) and Tencent Holdings Limited, a Cayman Islands company (“Tencent”, and together with Mr. Zhang, the “Parties”).

WHEREAS, substantially concurrently with the execution and delivery of this Agreement, Tencent will submit a preliminary non-binding proposal letter (the “Proposal”) to the board of directors of Sogou Inc., an exempted company with limited liability incorporated under the laws of the Cayman Islands and listed on the New York Stock Exchange (the “Company”), to acquire all of the outstanding Class A ordinary shares (including Class A ordinary shares represented by American depositary shares) and Class B ordinary shares of the Company (collectively, the “Ordinary Shares”) not already owned by Tencent or its Affiliates (as defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended), for US$9 in cash per Class A or Class B ordinary share (as the same may be revised from time to time and set forth in definitive agreements between Tencent and the Company, the “Transaction”).

WHEREAS, as of the date hereof, Mr. Zhang is the beneficial owner of 24,686,863 Class A ordinary shares of the Company (such Ordinary Shares, together with any Ordinary Shares or other voting share capital of the Company with respect to which Mr. Zhang acquires beneficial ownership after the date hereof, the “Covered Shares”).

WHEREAS, as a condition and inducement to the willingness of Tencent to submit the Proposal and pursue the Transaction, Mr. Zhang agrees (in his capacity as the beneficial owner of the Covered Shares, and not in his capacity as an officer and director of the Company and Sohu.com Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands and listed on NASDAQ (“Sohu”), or of any controlled Affiliate of the Company or Sohu, nor in his capacity as the beneficial owner of ordinary shares of Sohu) to support the Transaction and sell his Covered Shares to Tencent or its Affiliates upon the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, and intending to be legally bound hereby, the Parties agree as follows:

1. Mr. Zhang agrees that he shall and shall cause his Affiliates (which for purposes of this Agreement will not include the Company, Sohu, or any controlled Affiliate of the Company or Sohu) to (a) work with Tencent to support and facilitate the Transaction; (b) at any annual or extraordinary general meeting of the shareholders of the Company or in connection with any written consent of the shareholders of the Company, vote or deliver a written consent covering all of his Covered Shares in favor of the approval, adoption and authorization of the Transaction; and (c) sell (by merger, share transfer or otherwise) all the Covered Shares to Tencent or its Affiliates prior to or in the Transaction at the price per Ordinary Share to be paid to the other shareholders of the Company in the Transaction.

2. Mr. Zhang irrevocably and unconditionally waives, and agrees to cause to be waived and to prevent the exercise of, any dissenters’ rights, rights of appraisal and any similar rights relating to the Transaction that he or any other person may have by virtue of, or with respect to, any of his Covered Shares.

3. This Agreement may not be amended, modified or supplemented except by an instrument in writing signed by each Party.

4. This Agreement may be executed and delivered (including by electronic transmission) in one or more counterparts, and by the different Parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

5. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York without regard to the conflicts of law principles thereof. Any disputes, actions and proceedings against any Party or arising out of or in any way relating to this Agreement shall be submitted to the Hong Kong International Arbitration Centre (“HKIAC”) and resolved in accordance with the Arbitration Rules of HKIAC in force at the relevant time.

6. The Parties agree that the obligations imposed on them in this Agreement are special, unique and of an extraordinary character and irreparable damage would occur if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly each Party (a) shall be entitled to an injunction or injunctions, specific performance and other equitable relief to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the forum described in Section 5, without proof of damages or otherwise, this being in addition to any other remedy at law or in equity, and (b) hereby waives any requirement for the posting of any bond or similar collateral in connection therewith. Each Party agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that (i) any other Party has an adequate remedy at law or (ii) an award of specific performance is not an appropriate remedy for any reason at law or equity.

7. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by operation of law (including, but not limited to, by merger or consolidation) or otherwise by any of the Parties without the prior written consent of the other Parties. Any assignment in violation of the preceding sentence shall be void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and assigns.

8. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any party or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

9. This Agreement is for the sole benefit of, shall be binding upon, and may be enforced solely by the Parties and nothing in this Agreement, express or implied, is intended to or shall confer upon any person (other than the Parties) any legal or equitable right, benefit or remedy of any nature whatsoever.

10. All costs and expenses (including all fees and disbursements of counsel, accountants, investment bankers, experts and consultants to a party) incurred in connection with this Agreement shall be paid by the Party incurring such costs and expenses.

11. Each Party (the “Recipient”) shall not, and shall cause his or its Representatives not to, without the prior written consent of the other Party (the “Discloser”), disclose any Confidential Information obtained from the Discloser to any other person, except that the Recipient may disclose any Confidential Information to any of his or its Representatives who are engaged in pursuing or evaluating the Transaction and whose knowledge of such information is reasonably necessary for such purpose and who (prior to such disclosure) agree with the Recipient to maintain the confidentiality of such Confidential Information as set out herein or are otherwise bound by applicable law or rules of professional conduct to keep such information confidential. Each Recipient shall not and shall cause his or its Representatives to whom Confidential Information is disclosed not to, use any Confidential Information of the Discloser for any purpose other than exclusively for the purposes of this Agreement or the Transaction. Notwithstanding the foregoing, (x) a Recipient may make disclosures if required by applicable laws or the rules and regulations of any securities exchange or governmental authority of competent jurisdiction over the Recipient, but only after the form and terms of such disclosure have been notified to the Discloser and the Discloser has had a reasonable opportunity to comment thereon, in each case to the extent legally permissible and reasonably practicable, (y) either Party may disclose the existence or terms of, and any negotiations or discussions relating to, this Agreement, the Proposal and any definitive documentation in respect of the Transaction to the Company and its Representatives, for the purpose of pursuing the Transaction, and (z) Tencent may disclose the existence and the terms of this Agreement in the Proposal. For purposes of this Agreement, “Confidential Information” means (a) all written, oral or other information obtained by one Party from the other Party in connection with this Agreement, the Proposal or the Transaction, unless such information (i) is already or becomes known to the receiving Party prior to the disclosure thereof by the disclosing Party, (ii) is provided to the receiving Party by a third party which is not known by such receiving Party to be bound by a duty of confidentiality to the disclosing Party, (iii) is or becomes publicly available other than through a breach of this Agreement by such receiving Party, or (iv) is developed independently by or for the receiving Party without using any Confidential Information, and (b) the existence or terms of, and any negotiations or discussions relating to, this Agreement, the Proposal and any definitive documentation in respect of the Transaction; “Representative” of a person means the Affiliates of such person and the officers, directors, employees, attorneys, accountants, financial advisors, agents and other representatives of such person and its Affiliates and its and their potential debt financing sources.

[Signature page follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed and delivered as of the date first written above.

CHARLES ZHANG

/s/ Charles Zhang

TENCENT HOLDINGS LIMITED

By:	/s/ Martin Lau
Name: Martin Lau
Title: Authorized Signatory

[Signature Page to Support Agreement]